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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 26, 2011

LAWSON SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number: 000-51942

Delaware (State or other jurisdiction of incorporation or organization)	20-3469219 (I.R.S. Employer Identification Number)
380 St. Peter Street, St. Paul, Minnesota (Address of principal executive offices)	55102-1302 (Zip Code)

Registrant's telephone number, including area code: (651) 767-7000

Former name or former address, if changed since last report: Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act (17CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

        On April 26, 2011, Lawson Software, Inc., a Delaware corporation (the "Company" or "Lawson"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with GGC Software Holdings, Inc., a Delaware corporation ("Parent"), and Atlantis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), providing for the merger of Merger Sub with and into the Company (the "Merger"), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are beneficially owned by affiliates of Golden Gate Capital, a San Francisco based private equity firm (the "Sponsor").

        At the effective time of the Merger, each share of common stock, par value $.01 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the effective time (other than shares of Company Common Stock (i) held by Parent, Merger Sub or in the treasury of the Company, (ii) owned by any subsidiary of the Company or Parent (other than Merger Sub) or (iii) held by stockholders who have perfected and not withdrawn a demand for appraisal rights under Delaware law) will be cancelled and converted automatically into the right to receive $11.25 in cash, without interest (the "Merger Consideration").

        Consummation of the Merger is subject to customary conditions, including (i) the approval by the holders of at least a majority of the outstanding shares of the Company Common Stock entitled to vote on the Merger, (ii) the expiration or early termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the German Act Against Restraints of Competition (Gesetz gegen Wettbewerbsbeschränkungen), and (iii) the absence of any law or order restraining, enjoining or prohibiting the Merger. Moreover, each party's obligation to consummate the Merger is subject to certain other conditions, including (i) the accuracy of the other party's representations and warranties (in the case of the Company, generally subject to a Company Material Adverse Effect (as defined in the Merger Agreement) qualifier and, in the case of Parent and Merger Sub, subject to customary materiality qualifiers) and (ii) the other party's material compliance with its covenants and agreements contained in the Merger Agreement. In addition, the obligation of Parent and Merger Sub to consummate the Merger is subject to (i) the absence, from the date of the Merger Agreement to the effective time of the Merger, of any Company Material Adverse Effect and (ii) the holders of not more than 15% of the Company Common Stock exercising appraisal rights (excluding any exercise of appraisal rights with respect to shares of Company Common Stock "beneficially owned" by Carl C. Icahn). If the Merger is not consummated by October 18, 2011 (subject to two 30-day extensions if the only condition not satisfied at such time is the receipt of antitrust approvals and Merger Sub's financing commitments are extended for any such period), either party may terminate the Merger Agreement. Consummation of the Merger is not subject to a financing condition. If approved by the Company's stockholders, it is expected that the Merger will close in the third calendar quarter of 2011.

        The Company is subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. However, prior to approval of the Merger by the Company's stockholders, the solicitation restrictions are subject to a customary "fiduciary-out" provision which allows the Company, under certain circumstances, to provide information to, and participate in discussions and engage in negotiations with, third parties with respect to an alternative acquisition proposal that the Company's board of directors (the "Company Board") has determined is, or could reasonably be expected to result in, a superior proposal.

        The Merger Agreement contains certain termination rights for the Company and Parent. The Company will be required to pay Parent (i) a termination fee equal to $57.5 million if the Merger Agreement is terminated under certain circumstances, including by the Company to enter into an acquisition agreement that constitutes a superior proposal or (ii) a termination fee equal to $75 million if the Merger Agreement is terminated by Parent because the Company Board adversely changed its recommendation to stockholders to vote in favor of the Merger due to an intervening event that was not reasonably foreseeable. The Merger Agreement also provides that Parent will be required to pay the Company a reverse termination fee equal to $115 million if the Merger Agreement is terminated by the Company because Parent and Merger Sub fail to consummate the Merger under certain circumstances. The reverse termination fee would be reduced to $57.5 million if the sole reason that Parent and Merger Sub fail to consummate the Merger is because the Company does not have at least $175 million of freely available cash in the U.S. at the time the Merger would otherwise have been consummated. Three funds affiliated with the Sponsor have provided the Company with a limited guarantee guaranteeing the payment of the reverse termination fee and certain other monetary obligations of Parent pursuant to the Merger Agreement.

        Parent and Merger Sub have obtained equity and debt financing commitments for the transaction contemplated by the Merger Agreement, the proceeds of which, together with the Company's cash, will be used by Parent to pay the aggregate Merger Consideration, to make payments in respect of the Company's options and other stock-based awards, to refinance certain indebtedness of the Company, Parent and its subsidiaries and to pay related fees and expenses in connection with the transactions contemplated by the Merger Agreement. Pursuant to equity commitment letters dated April 26, 2011, certain funds affiliated with the Sponsor have committed to provide Parent, at or prior to the effective time of the Merger, with an aggregate equity contribution in an amount of up to $618,000,000, on the terms and subject to the conditions set forth in such letters, including the Company having at least $175 million in freely available cash at the effective time of the Merger.

        Credit Suisse AG, Bank of America, N.A. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Royal Bank of Canada and Deutsche Bank Securities Inc. have committed to provide a $1.04 billion senior secured term loan facility, a $75 million senior secured revolving credit facility and up to $560 million in a senior bridge loan (the "Bridge Facility"), on the terms and subject to the conditions set forth in a debt commitment letter dated April 26, 2011. It is expected that in connection with the Merger, $560 million of senior unsecured notes will be issued and sold pursuant to a high yield senior notes offering in lieu of all or a portion of, or to refinance, any drawings under the Bridge Facility.

        In connection with the execution of the Merger Agreement, Richard Lawson, Romesh Wadwhani and Harry Debes, each of whom is a director of the Company (the "Stockholders"), who collectively own approximately 9% of the Company Common Stock, each entered into a voting agreement, dated as of April 26, 2011 (collectively, the "Voting Agreements"), with Parent and Merger Sub, pursuant to which each of the Stockholders agreed not to (i) except as set forth in the Voting Agreements, transfer, assign, sell, gift-over, pledge or otherwise dispose of the shares of Company Common Stock owned by such Stockholders as set forth in the Voting Agreements (such shares, the "Subject Shares"), (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to a transfer of the Subject Shares, (iii) grant any proxy or power of attorney (other than a proxy to Parent or its designee) with respect to the Subject Shares or (iv) deposit any of the Subject Shares into a voting trust or enter into a voting agreement with respect to the Subject Shares. In addition, each of the Stockholders agreed that until the expiration date of the Voting Agreements, such Stockholder and, in some cases, certain of its affiliates would vote the Subject Shares (i) in favor of the Merger Agreement and the transactions contemplated thereby and (ii) against, among other things, certain other proposals and alternative transactions. Each of the Stockholders also agreed to grant Parent (or its designee) an irrevocable proxy regarding the matters addressed in the Voting Agreements. The Voting Agreements will terminate upon the earliest of (i) the effective time of the Merger, (ii) the date on which the Merger Agreement is terminated in accordance with its terms or (iii) the date on which the Company Board changes its recommendation to stockholders with respect to the Merger Agreement.

        The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (a) have been made only for purposes of the Merger Agreement, (b) have been qualified by (i) matters specifically disclosed in the Company's SEC filings since May 31, 2010 and (ii) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement, (c) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (d) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (e) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company's public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company that is or will be contained in, or incorporated by reference into, the Annual Reports on Form 10-K, Current Reports on Form 10-Q and other documents that the Company files with the SEC.

        The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Item 8.01    Other Events.

        On April 26, 2011, the Company issued a press release announcing that it had entered into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.

(d)
Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of April 26, 2011, by and among GGC Software Holdings, Inc., a Delaware corporation, Atlantis Merger Sub, Inc., a Delaware corporation, and Lawson Software, Inc., a Delaware corporation.
99.1	Press Release of Lawson Software, Inc., dated April 26, 2011.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAWSON SOFTWARE, INC.
Date: April 26, 2011	By:	/s/ HARRY DEBES Name: Harry Debes Title: President and Chief Executive Officer

 INDEX OF EXHIBITS

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of April 26, 2011, by and among GGC Software Holdings, Inc., a Delaware corporation, Atlantis Merger Sub, Inc., a Delaware corporation, and Lawson Software, Inc., a Delaware corporation.
99.1	Press Release of Lawson Software, Inc., dated April 26, 2011.

QuickLinks

  Item 1.01. Entry into a Material Definitive Agreement.
  Item 8.01 Other Events.
  Item 9.01 Financial Statements and Exhibits.
SIGNATURE
INDEX OF EXHIBITS